08 - 28 - 2024

Woodward Inc.

Woodward & Goldman Sachs Fireside Chat

CORPORATE SPEAKERS:

Noah Poponak

Goldman Sachs; Analyst

William Lacey

Woodward Inc.; Executive Vice President and Chief Financial Officer

Charles Blankenship

Woodward Inc.; Chairman of the Board and Chief Executive Officer

PRESENTATION:

Noah Poponak Good morning, everyone. Welcome to this fireside chat discussion with the executive management team of Woodward. I am Noah Poponak, the Aerospace and Defense equity research analyst at Goldman Sachs. I will be your host today for this discussion.

Before moving ahead, we are required to make certain disclosures in public appearances about Goldman Sachs relationships with companies that we discuss. The disclosures relate to investment banking relationships, compensation received or 1% or more ownership.

These disclosures are available in our most recent reports available to U.S. clients on our firm portals, and disclosures and updates to those disclosures are also available by ticker on the firm's public website that's gs.com/research/h.

So with that, it's my pleasure to introduce from Woodward, the CEO, Chip Blankenship; and the CFO, Bill Lacey. Chip is the Chairman and CEO, a role he started in May of 2022, prior to that built a lot of experience in the aerospace industry including over 20 years at GE including in their engine business. And Bill became the Woodward CFO in May of 2023, and also had a long tenure at GE, along with other aerospace and industrial roles.

So gentlemen. thank you so much for your time today and for being with us, excited to have this conversation with you. And Bill, I know you now also need to provide your cautionary statements. I'll turn it over to you.

William Lacey Yes, Noah. I think we have some similar friends in the company, and I do have a brief cautionary statement. Elements of this presentation are forward-looking based on our current outlook and assumptions for the global economy and our businesses more specifically. These can and do frequently change.

Forward-looking statements are subject to a number of risks and uncertainties including the risks we identify in our filings. These statements are made as of today and we do not intend to update them except as required. Noah, I hand it back to you.

Noah Poponak Great. Thank you, Bill. So from my perspective, it's a management team of the company that's still fairly new, call it a blended two years, give or take. We've seen the operating performance and margins of the company definitively improve in that window. So I think the market wants to hear more about what you've done to drive that, what's left to do. So we'll talk about that.

In Aerospace, we have strong demand, but certainly some supply side challenges. Woodward, I think has some pretty unique positions. It's unclear to me that that's all fully understood. Let's talk through that. Then on the Industrial side, certainly a lot of focus on China truck amongst some other things. One could argue maybe too much focus given its size as a percentage of the company, but maybe also some confusion around the numbers there including the last earnings call. So perhaps part of today can be kind of a level setting there.

So with that overview and the backdrop of what we want to discuss, let's start in Aerospace and Chip and Bill, let's start by walking us through your content gains. On the current generation of airplanes and engines, what are the content gains versus the prior generation, discuss them, size them, and what do they mean for the forward rates of growth in the Aerospace business compared to what you're seeing today?

Charles Blankenship Well first of all, thank you, Noah, for hosting us and for the opportunity to share progress we're making at Woodward as well as our views about our company's growth profile. Thanks for making your first question, a growth question.

We have just about tripled the shipset content on both 737 MAX, A320 versus their predecessors. For the 737 MAX, that equates to around $350,000 of shipset content, 12 components on the LEAP engine versus one small component on the CFM56-7, so big change there. On the A320neo, that equates to around $250,000 per shipset. We also have around 12 components on the GTF engine versus two to three components on the V2500 and the CFM56-5 engines, which powered the A320 Classic, the predecessor.

So the bulk of the content gains are, in fact, propulsion system related. This high level of content on the MAX and NEO drives Woodward OE and aftermarket sales growth long term. Having significant content on all the engine choices results in a forecast of about 5x the service content of the legacy narrow-body fleet for Woodward, which is a big gain that should bode well for us into the next decade.

Noah Poponak Excellent. And perhaps we could talk a little bit about the nearer term or sort of real-time activity in aerospace original equipment, maybe level set us on where you're producing today on the current generation of aircraft. What's the latest you're hearing from the OEMs? What are they pulling? What do they want to do into the end of the year and into next year?

And Chip, I know on the call you commented about the possibility of maybe some inventory destock in aerospace original equipment. Curious to kind of follow up, how much of that was you're really truly seeing that as a definitive red flag versus you were just kind of being balanced around all the different things going on in the sector?

Charles Blankenship Yes. Thanks, Noah, for the opportunity to address this one. On the earnings call I didn't really directly come out a destocking comment to -- it was more of just a statement that inventory is building in the system, and we see ours building.

As everyone online knows the airframe and engine companies have announced production target reductions this year as well as pushouts of their build rate breaks. Rate break is a planned, stepped increase or decrease in production rate where the airframer has to align the entire supply chain and prepare for such an activity and stock inventory and prepare to achieve the new rate.

All these pushouts, reductions and pushes to the right have been attributed to supplier performance. Woodward is now producing to our customer demand on all platforms. And this is great news for Woodward and our customers. It's taken some heavy lifting to stabilize our supply chain and increase our productivity and capacity to improve our delivery performance. Thanks to our team for delivering such market improvement over these past two years.

As I mentioned on the earnings call and other companies have as well the aerospace supply chain currently has some elements and players that are out of sync with the airframe demand sync. What this does is it causes up -- it causes certain inventories to pile up of certain components and systems, while there are gaps in other components and systems and supply that causes the airframer to have different production rates than they want to achieve. We believe this disconnect is temporary in nature. And because the demand is so solid based on passenger travel growth, and efficiency of the new equipment, we have confidence that the supply chain will align over time.

Noah Poponak Okay. So my interpretation and read on that, just to, I guess make sure I have it correct is Boeing and Airbus were pulling from the supply chain for higher rates. Clearly, they are ramping to those higher rates slower than recently previously expected. We've all felt on our side, like that was a risk to the OE business of suppliers. Yet we've seen in a lot of the financial results recently that the OE revenue growth numbers are still pretty good. And that companies are talking about producing at rates that aren't really down from where you kind of entered 2024. And so I guess it sounds like Boeing, especially Boeing, but also Airbus are pulling from the supply chain because they don't want to slow the supply chain down because they have so much higher to go. And as long as they are able to actually now ramp into the end of 2024 and really make a lot of progress in 2025 and then obviously beyond, they can sort of thread the needle of yes, there will be periods where they're moving faster than the supply chain but not necessarily a huge variance and everybody keeps growing and eventually just kind of link up somewhere on the path and then everybody keeps growing from there. That's sort of, I guess the best case. Obviously there's a risk if there's further setbacks.

Charles Blankenship Yes. I think Noah, that's a good way to characterize it. That's kind of what I'm trying to say is I don't know what the top level of the supply chain will do with their demand signals going forward. But again that's a management and judgment and risk management kind of decision to make about whether they're willing to keep building some inventory from some suppliers and let that level out over time or they'll take different actions.

We'll just have to -- we'll have to wait and see. We're prepared to meet the demand and we're currently producing to the demand, and we're ready to manage to whatever the leaders of the supply chain decide to do.

Noah Poponak Okay. Great. That makes a lot of sense. All right. Let's maybe move over to the aftermarket side on Aerospace. I guess the question is, today what's the unit versus the price within the growth rate that you're seeing right now? And how are you thinking about the normalization of unit growth as we recover all of the pre-pandemic air travel if Boeing and Airbus successfully ramp, does that mean we're retiring things out of the back end of the fleet?

Then on the pricing side, we know pricing was -- it's a business that always prices well but pricing was elevated in the near peak inflation as inflation has decelerated, how do we expect the pricing to decel maybe walk us through those moving pieces in the aftermarket?

Charles Blankenship Yes. Thanks, Noah. The aftermarket, as you've seen, as we've reported it and others have reported it in the commercial aerospace business has been performing very well. Passenger demand has been strong, and that's really the lynchpin that starts the entire demand equation for all of us suppliers. While the OEMs work to ramp production, this legacy fleet is flying longer than forecast, longer than any of us thought it would because it has to, based on the production rates for the new equipment. It may even do this through the end of the decade. What we and others are seeing is that with continued utilization of this legacy fleet and the fact that the MRO shops are actually quite full, this related aftermarket business associated with the legacy fleet has probably achieved a plateau. It may hold this level for a while. We'll just have to wait and see how long that plateau can hold.

In this environment, we do see opportunities for continued price realization. And as I indicated in our earnings call the Woodward LEAP and GTF activity is increasing. In fact, last quarter year-over-year, that amount -- that work doubled for us, albeit from a low base, but we anticipate it to continue to increase and won't be really that meaningful until around fiscal year 2027 for us. But it's an important element of our future growth.

The pace of retirements that you brought up among the legacy fleet, the way we think about that is it's really a combined effect of continued passenger demand as well as the ramp rate that the OEs achieve. These two factors will collaborate to decide what retirement rate of the old equipment fits the airlines' demand profile. So over time, the aftermarket opportunity for Woodward is much larger on the current generation due to the engine content wins you and I talked about -- just a few questions ago. So we believe Woodward can achieve outsized growth compared to the market in general as the LEAP and GTF volume picks up.

Noah Poponak Have you guys ever put any numbers around? Or is there an opportunity to put some numbers around the current generation aftermarket contribution as it ramps? You just alluded to the year where it starts to really move the needle. It has a very high growth rate right now off of a low base. Yean, if you could take that?

Charles Blankenship So we shared that at our Investor Day and we showed sort of notional blocks of business from the legacy fleet and the GTF, LEAP aftermarket and where they sort of become equal is sort of in that '27, '28, '29 timeframe, depending again on how the airframer rates go and passenger demand. But that's our current forecast is those businesses cross over in terms of content in about that three-year time period, somewhere in there based on the assumptions.

Noah Poponak Interesting. Okay. And you know, Chip, I guess you also on the earnings call referenced what we've seen from some of the airlines, where they've had some supply-demand mismatch and some pricing challenge. And I think, again, people in the market interpreted that as a warning on your aftermarket in the near term potentially. How much of that was you're seeing red flags in your aftermarket demand versus, again just trying to be balanced on all the things you're seeing in the market?

Charles Blankenship Yes. Those comments were in the balanced category, Noah. Thanks for bringing that up. I mean -- it's important to remember that even in great markets, sometimes the growth rate can flatten out a little bit and provide a one quarter or two quarter less of a growth rate than the prior sequential quarters. So things can be a little bit lumpy. We love the overall demand curve. We think long term, medium term, even near term, this commercial aftermarket is great business. But we've been posting some pretty high comp numbers year-over-year. We feel like it's more of a plateau than a continued up and to the right at that previous growth rate.

Noah Poponak And do you guys have the rough number on how much Aerospace aftermarket revenue there is in the current fiscal year?

Charles Blankenship I don't know if you have that, Bill or not, we?

William Lacey Yes, Chip, I don't have it right off my hand here, but yes, we can get to that.

Noah Poponak And so -- because I just want to make sure I understood the comment previously is basically you're saying that the LEAP and the GTF themselves will become as large as that number in 2027?

Charles Blankenship Well the commercial aftermarket has more than just the narrowbody legacy fleet in it. So there's -- what we're talking about really is the -- it's just comparing the narrow-body fleet and that crossover happens in that '27 to '29 timeframe. So the total aero commercial aftermarket, like I said, has a lot more content than just those elements.

Noah Poponak Okay. Sorry. So that comment is the LEAP and the GTF crossover current narrow-body aerospace aftermarket?

Charles Blankenship Correct.

Noah Poponak Got it. Okay. We could then do some math from there. So that's helpful. Okay. Great. So let's talk about the defense input. You know, we have kind of the cross currents of the budget authorization, growth rate is sort of decelerating, but the outlays are pretty strong. There's been a gap between outlays and authorization. Curious how that's feeding into the business now what you think the business does moving forward.

You've had this somewhat sizable exposure to precision-guided munitions. Maybe remind us how big that is today? What are you seeing in terms of order flow in that business? And I guess when you roll it all up, what kind of growth rate do we expect from defense in the medium term?

Charles Blankenship So Noah, we do, in fact, expect defense to grow in the near term. As the JDAM decline turns around, we've seen over the last several years that on a negative trend, and we believe it's on the upturn. The growth from that and other defense programs, we think will all become visible again in the near future.

There's opportunity in guided weapons like you referenced, specifically JDAM, SDBs and AIM9X. There's still a lot of details to be worked out in these order streams, but they should positively impact Woodward. Just not sure how much and when at this point, though we think it's possible that these programs could contribute quite nicely to growth in FY '25.

I'd like to highlight that the F-35, F-15 Black Hawk and M1 Abrams should also contribute to growth in the near term. So it's not just the guided weapons. These other fixed wing, rotary and ground platforms, we also think it looked like good growth in the near term. For Woodward, we also have sort of a unique opportunity in defense. Our aftermarket opportunity, as I've stated before, is a little bit unique. We were our own obstacle to getting more business there. Our focus on operational excellence has opened up more opportunity for Woodward in this space. We continue to reduce our turn times and improve customer satisfaction, which we intend to use as a platform for growth, actually multiyear growth in this space.

Noah Poponak And in recent periods, your defense aftermarket growth rate has been quite high. I guess how much of that is that effort specifically versus just what the end market has been doing?

Charles Blankenship I guess quite a bit of it is a result of that, Noah. We've had some in the engine side that is more related to the market, to your point. But all of our airframe defense aftermarket increase has really been our turn time reduction and output increase from our repair and overhaul facility.

Noah Poponak Okay. Great. All right. Let's move to Industrial. I guess I thought -- I tried to think of a million different ways to ask about China On-Highway, but maybe I'll just sort of simply put to you, there was clearly a confusion on the call around revenue and margin levels for breakeven, non-dilutive and other moving pieces in China On-Highway. Maybe I'll just open-ended provide you guys the opportunity to clarify and level set some of the major aspects of the China On-Highway business?

William Lacey Yes. Noah, let me take a shot at that. And clearly, there was some confusion on the earnings call. And as I look back at the transcript, I think there's a couple of areas that we really should clarify, give some good operational definitions and establishing key benchmarks.

First of all, when we talk about the breakeven point for the China On-Highway business, meaning at what point is that business at a zero margin, we're talking about sales levels of around $15 million for the breakeven point for our China On-Highway business.

The second area that I wanted to take the time to define here is at what level of sales is China On-Highway not accretive or dilutive to our core Industrial business that right now, Noah, has trended around 14%, and that number is $25 million.

Now these are guideposts, rules of thumbs. Obviously in any given quarter, these numbers can fluctuate depending on the mix of product that is being sold. Also what is the profit rate, the margin rate for the core Industrial business. But again we think these are good rule of thumbs to have. Breakeven at $15 million, and where it's non-dilutive to the core business at $25 million.

You know, the China On-Highway business, it is impactful, but it's a small part of our overall Industrial business. The reality is it is volatile quarter-to-quarter. But as you smooth out that volatility over the longer period, we have seen this business continue to grow nicely. So we think it's a good business for

Woodward and for shareholders that generate cash that we can pipe that back through the core Industrial business as well as Aerospace. Regardless, Noah, I have to -- we have to do a better job of providing transparency and clarity in our communications about the China On-Highway business in order to reduce the frustration and the confusion, but really also, most importantly, so that we can focus the conversation on our core Industrial business and our Aerospace business where we do allocate the majority of our resources and our investments.

Noah Poponak Okay. Great. That is helpful. I had those numbers wrong until right there. So I appreciate that clarification. And hopefully, that's crystal clear this time.

So let's go a little deeper on a few of those pieces. You guys had talked about the effort to make this business and the revenue stream more predictable, less volatile and I don't know if that's through LTAs or what else you can do. But can you talk a little bit more about that? And has there been any progress made? Or is that something that's going to take quite some time?

William Lacey Yes. Noah, we have done a lot of work in terms of getting closer to the end market, really working tightly with our customer base. And as a matter of fact, we were able to at least get comfortable with three months of visibility. So we view that as good progress. However, it's a struggle with the dynamics that impact this area of the business for us to get visibility to sustain predictability much beyond that.

However, what we can control is our team that supports this China On-Highway business is to create a more resilient supply chain that's also more flexible, make sure that we can narrow our lead times as much as we can so that when we see these high swings up and swings down, we can either meet the customers' demand or make sure we don't get stuck with a bunch of inventory and not efficiently use our cash. So it is what it is. So what we're doing is to try to make ourselves as efficient in this volatile area as we can.

Noah Poponak Okay. That's good. I guess as we're sitting here almost September 1 and we're webcasting, any further clarity on fiscal 4Q and whether it's just activity or whether or not it is truly just one quarter of a destock? Any thoughts on fiscal '25?

William Lacey Yes. So at the – at our Q3 earnings call we did guide Q4 to be in the range of $10 million to $15 million. As I stand here today Noah, it looks like that is trending towards the upper end of that range, which means for the total year that implies China OH to deliver revenue in the $205 million to $210 million range, which would be a record for that business. As it relates to '25, and again we're committed to provide you guys with greater transparency, visibility and concise messaging. So we will talk a lot about this during our guide on '25.

But as I sit here today and think about how I would model it, I consider a few things. Look at -- first of all, look at the current secular trends, -- what's the price of natural gas? How is the spread between natural gas and diesel? What are the freight rate is doing? And the development of the Chinese infrastructure to support natural gas trucks as well as the overall heavy-duty truck market. But I also have to remember that there's other factors that come into play that can supersede those tangible trends. So the reality is it's still unpredictable and volatile as we look out in '25.

However, I do think those trends are favorable. And so I don't think it's right, as I'm thinking about modeling to model this business at that breakeven point that we talked about, Noah, at $15 million. I think the right point to peg it right now is that $25 million number per quarter where it's not accretive or dilutive to our core Industrial business when it's around 14%.

So right now as I stand, I would think about that $25 million number a quarter for '25. We'll continue to monitor the trends, interact with the market, and we'll be back with an update at our Q4 earnings call on what we think the best way to think about the China On-Highway business for fiscal year '25.

Noah Poponak Okay. That's super helpful. So $15 million in the fourth quarter, so that will be breakeven for that business.

William Lacey That's correct, as we currently talked about. And also, again, in any quarter, there are some things that can fluctuate it, but that's the right takeaway from our discussion.

Noah Poponak That was sort of like a bad joke. I guess if I look at the spread of diesel versus natural gas right now it's inconsistent with $15 million of revenue, if I just look at the correlation of your revenue to that spread over time, which would suggest there is an inventory destock above and beyond just the underlying demand?

William Lacey Yes. Yes. I mean China, and their current economy, I think has an impact on the market. Throughout the year, our customers have really -- were able to get their stock levels in a much healthier shape. We were able to deliver probably better than they thought we would do. So given what we saw in the economy in China, where their inventory levels are -- I do believe that this is a -- them getting things back in line, and we don't foresee that this will continue, however it is China On-Highway. So we will stay in touch and keep you up to date.

Noah Poponak Okay. And the last one here. I hear from people in the market, this is volatile -- it is volatile. I also hear it's over -- in some of these quarters where we've had higher revenue numbers recently, it's over earning. That I dispute because you know to me, over earning is above and beyond normalized over a long period of time. Shouldn't this business grow at a pretty good rate on a multiyear basis as we go very far into the future, right? Three years from now, six years from now, nine years from now, isn't this actually underpenetrated in the total fleet there where -- and then on top of that, they have directives to implement this into the fleet as part of the total overall emissions efforts. Therefore, yes, it can be volatile quarter-to-quarter, but is it -- could you actually make the case that it's under-earning relative to its longer-term potential? Or is that wishful thinking?

William Lacey Yes. Yes. About probably 18, 24 months ago, as you looked at the share of natural gas trucks in China in the overall heavy-duty truck market, it made its way up to be another 10% to 15% of the total heavy-duty truck production. In the last 18, 24 months, we've seen that shift to where natural gas is about 30% of the overall heavy-duty truck market.

I'm not sure what entitlement is for this, but we do believe there's room to grow in this area. And again as I look back historically, we have seen through the volatility, we have seen the trend be positive. We continue to have, again limited visibility. But we think that, again it's been a good business for Woodward and for our shareholders, and we'll see how that continues to play out.

Noah Poponak Okay. If we take the rest of Industrial, I guess anything you guys want to highlight, opportunities or risks? I know that the power gen growth rate has been pretty healthy; marine, pretty healthy; oil and gas, may be kind of stable off a bigger year last year. Anything that you think has a significant rate of change one way or the other in the medium term here?

Charles Blankenship Yes. I think Noah, one of the strengths of our Industrial product portfolio is the breadth of the end markets that we and our customer products serve. We see Power Gen is the biggest opportunity for growth. That's probably not a surprise based on all the articles that are out there in the news these days, driven in part by data centers. Data centers drive both standby and steady state demand, but also the needs of the global power situation to support electrification in developing countries as well as the energy transition everywhere.

This offers growth to our turbine business and to our reciprocating engines, both gas and liquid fuel control systems and services. We focused our value stream LEAN transformations on SOGAV and gas turbine control valves for this very reason to prepare for this growth that we see and our customers see by reducing our lead times and increasing our capacity to serve.

Oil and gas appears kind of flattish, like you mentioned. Some of our customers are actually up quite a bit in oil and gas, but that's offset by other areas being down. We feel like regulatory actions in some cases, and inaction in others may dampen actual natural demand signal in the oil and gas market.

Marine has been a good segment for us, like you said, over the past few years. The shipyards are booked solid and the utilization of the fleet that has Woodward content in it remains strong. Our dual fuel injectors are in high demand to provide alternate fuel capability to our customers' customers that they're demanding. So we like all three of these markets, but they're kind of in a little bit different parts of the cycle right now.

Noah Poponak Okay. That is helpful. Let's talk about margins, and we'll talk about each segment. But first, just at the total company level, you guys are still pretty new in your seats at the company. We've seen a lot of margin improvement already. Talk about what you've done, how much is still left? I don't know if you quantified and what inning you're in? You've talked about the SKU reductions in Industrial. Are there still a lot of incremental efforts like that? Or are you kind of transitioning to the phase of a more steady continuous improvement?

And specifically on pricing, there's been a lot of examples historically of companies in the aerospace supply chain where there is pricing power. And a given company or management team is maybe not fully utilizing all of that or getting all of the value out of that and a new team can discover a lot of latent pricing. Is there a lot of latent pricing in Woodward?

Charles Blankenship So we've made a lot of progress in margin expansion over the last two years, largely by focusing on operational excellence. And as you mentioned, we're still in the early innings of this journey. I don't know whether it's inning two or inning three, but we're not at the halfway point, and we're not at the seventh inning stretch by a long shot. We have numerous value streams under transformation, and we're getting the newer members up to speed and they're becoming more productive.

We've greatly improved our sales inventory operations planning process, which will pay dividends in how we reduce waste in our entire business process. It's been challenging work all the way so far as any of my teammates can attest. The good news is though that there's a significant additional opportunity within reach. We believe we can accelerate our improvement over time as our team learns and we mature our lean operating system.

The Industrial product portfolio rationalization that you referred to, this was sort of a sprint and it was very effective. We removed 25,000 SKUs from our product offering, and this eliminated a ton of waste and improved efficiency in our supply chain as well as inside our plants. Our focus has now shifted to a disciplined product life cycle management to ensure that we're actively managing product offering across the lifecycle in a more sustainable way. I guess Bill, do you want to talk about pricing for us?

William Lacey Absolutely. When the management team came into place here, it was just after the post-COVID hyperinflation was running rampant, and we were in a position where our LTSAs were not flexible enough to allow us to offset that inflation with pricing and we did see our margins erode. Pricing became a critical must-do initiative for us. We took a war room mentality to it. First of all, we worked on our catalog pricing process to make it more nimble.

And secondly, is we looked at our LTSAs. We kind of laid out all the LTSAs that were under stress because of the environment, and we calendarized every one of these negotiations and when they were going to come due and it took a strategy to make sure that in those negotiations, that we are able to recoup the margin that did erode and also create some flexibility to not be in the same position if we saw inflation in the future.

Now based on the results that we've seen in fiscal year '23 and what we've seen so far in fiscal year '24 on pricing, I would say we've been pretty successful in running that play. Having said that, we've been through most of our LTSAs, but in '25, we still have some that we have to get to. We'll continue to focus on this pricing initiative through our catalogs, through value pricing initiatives and maintaining our discipline as we negotiate LTSAs. So we feel that continued focus on pricing, continued focus on operational excellence initiative that Chip spoke about, we've made good progress. We feel like there is more to do, and that will carry us to our margin goals and objectives that we laid out in December at our Investor Day.

Noah Poponak Excellent. Okay. I appreciate all of that detail. Really helpful. Maybe let's talk about where the margins can go in each of the segments. So I guess in Aerospace, the last quarter, pre-pandemic was just under 25% at the segment operating level. There were a few 21% to 22%, a little more consistently just prior to that. You've now made it back to just under 20%. You've had a 40% or 50% incremental over the last two quarters.

I debate, should I go into my model and just punch in 35% incrementals and you sort of slowly get into the low 20s and kind of hang around in the low 20s? Or is the entitlement of this business higher? I mean actuations, controls, moving parts, a decent amount of aftermarket, pricing power. We certainly know of businesses in the supply chain well clear of 20% on the segment operating margin with similar characteristics. So I guess should I just use a 30%, 35% incremental? Or is the entitlement of this business something much higher than what we're at today?

William Lacey Yes. Let me jump in on this one real quick, Noah. First, let me speak to that 24.8%, just under 25% that we saw during that quarter. There's a lot of things that came together positive in that quarter. Some of those items were one-time benefits are not reoccurring. So I would not have said that, that was sort of the run rate margin level it was really still -- the run rate was around that 21% to 22%.

Now I do want to give the team a lot of credit for the margin expansion that we've seen coming out of COVID. In '23, the aero business improved margins by 120 basis points. Then based on our guide for FY '24, that implies that we'll see about 260 basis points improvement. So first of all, we feel very good that we're on track to get to our Investor Day call of the aero business being at the 20% to 22% plus range. So -- and Chip, I'm not sure if you want to add anything else to this point?

Charles Blankenship Sure. Bill, thanks. I'd just like to add that there are not any structural obstacles to achieving margins as good as the best of our peers, Noah, to your -- the point I think you're trying to make there. We'll simply continue to mine the productivity that our lean journey is going to uncover and deliver post 2026. These results will complement the beneficial growth in LEAP and GTF aftermarket that we forecast ramping up in that timeframe.

Noah Poponak Okay. So the 26%, 20% to 22%, we're kind of flirting with 20% right now. We still have volume growth ahead. Clearly, we have the LEAP and the GTF shop visits ahead. We're talking about early innings of productivity. So without putting a timeframe on it, it sounds like you feel like you have the potential to go north of 22% beyond whenever you achieve that?

Charles Blankenship Yes. I think it's fair to say -- yes, right. I think that's fair to say Noah.

Noah Poponak Okay. Then on the Industrial side, you've referenced the 14% ex-China On-Highway. So I think we all do the math of, let me use 14% for a while and then figure out how to model China On-Highway. But -- what's -- what should we expect to happen with the 14%? I assume you're not sitting still on the 14%. What can you do? And where can you take the 14% while we then also model China On-Highway?

William Lacey Sure. As I think about the 14% margin, I do want to take a moment because we're talking about an Industrial business, I know you've covered us -- and so you know this. This Industrial business was hanging in that 8% to 10% margin range for a period of time. So I do want to take -- give the team credit for showing a 200 basis points improvement on margins in '22 as well as another 200 basis points in '23, getting us to this range of 14%.

It's also a testament to the operational excellence initiative that we just got through talking about and showing that we are making progress and that they are working. We believe there's plenty of room left in those initiatives. So we expect our ability to hit our Investor Day guide for this Industrial business being in the mid-teens as being very much in our grasp, and we'll continue to work and push towards that.

Noah Poponak Okay. Excellent. I wanted to spend the last 15 minutes before the end of the hour on balance sheet, cash flow, how you want to deploy capital. I do have an e-mailed question from an investor that I think is a good one that's worth clarifying, some of which is in the aerospace aftermarket. So I'm just going to jump to that really quickly.

And the genesis of the question is when you were discussing the aerospace aftermarket, you referenced a plateau in some context. The question is asking, did you mean your aerospace aftermarket business is plateauing in the near term or that it doesn't grow next year?

I interpreted, Chip, your comment there to be referencing specifically the age of the fleet, lack of retirement vis-a-vis Boeing and Airbus inability to deliver that, that dynamics favorability to the aerospace aftermarket is plateauing. We -- I guess in a way, we sort of all hope that that’s plateauing. Just -- is that all you meant, or did -- or maybe just clarify how you meant that?

Charles Blankenship Yes. That is all I meant. Just there's a natural situation where the MRO shops are full and the fleet utilization is at its peak that the airlines can utilize for those legacy narrow-body aircraft. So that produces a plateau, which is a great plateau, by the way. We're very excited about that. But there's plenty of other opportunity in our commercial aftermarket business to capture additional shop visits of our LRUs as well as to take pricing and other opportunities to keep growing that commercial aftermarket business. While we bet on the come on the GTF and LEAP. There'll be additional business for that next year, and that will play in as well although not as meaningfully as it will in the '27, '28 timeframe, but we'll have that business growing next year compared to this year.

Noah Poponak Got it. Okay. So the guidance for this year is now below 100% free cash flow to net income conversion. Obviously, there's movement in working capital there. But maybe just walk us through the drivers that are pulling it below and sort of how and when you get back to 100% or better?

William Lacey Yes. Noah, as we laid out on our Investor Day, our objective is to deliver $1.2 billion of cash over the period of '24 through '26 and to be greater than 100% free cash flow conversion. Our original guide for '24 had us right at slightly below the 100% cash conversion number, and what our current guide sort of hints towards in the midpoint is, as you spoke, we're going to be lower than that 100% conversion. The primary driver that pulled us back from that 100%, Chip mentioned on our earnings call we saw some customer shipments slip to the right. We will still recognize those sales in Q4, but the associated cash slight timing move shifted into Q1. So that was the primary driver that caused us to slip below that 100%. And in terms of talking about getting back to it, we look at, again our operational excellence initiatives as it relates to improving our earnings, but also those initiatives going towards us improving our working capital, specifically inventory. And finally, as we look at these OE build rates continuing to grow, we think all of that comes into play to help us get back into that 100% as well as, Noah, allowing us to hit those targets that we laid out at the Investor Day of delivering of $1.2 billion.

Noah Poponak Okay. Great. Then maybe talk about your framework for deploying that capital as you generate it. Are we simply looking at mostly share repurchases unless acquisition opportunities come up? Have you been buying back stock with this pullback in the stock or not? And what is your appetite to do acquisitions? How do you see the M&A landscape and opportunity for Woodward?

William Lacey Yes, Noah, let me take the first couple of ones, then I'll pass it over to Chip to talk a little bit more about our acquisitions and our thoughts there. First of all, Woodward has, we continue to have a philosophy of being disciplined and balanced in our capital deployment framework. We focus on returns. We also want to make sure that we are funding our strategies and that where we put our money aligns with the strategies that we have set up. That creates a lot of optionality for us and some really good opportunities.

So as you mentioned, we do have a good track record of returning capital back to our shareholders. Over the last six years, we have deployed about $1.3 billion to our shareholders $1.1 billion of that being through share repurchases. Acquisitions, we will use it to fill technology gaps, also work with our product offering, and if -- it helps us to open up markets as well as gain access to new customers.

Also in the area of R&D investments, especially those that are related to us being able to deliver on the next generation narrow-body and enabling us through this energy transition. Finally, we're working through CapEx investments, especially we've seen good opportunities and good returns added to working on improving our production capability as well as automation. Chip, I know you've spent a lot of time in the automation space. Do you want to jump in here and talk a little bit about what we're seeing there?

Charles Blankenship Sure, Bill. Thank you. On the continuation of our strategic planning process, we're seeing a good number of automation and other productivity projects brought forward that offer attractive returns. We're evaluating these projects against other uses of capital, of course but we like betting on ourselves as we did with the rapid response centers, the in-sourcing efforts and some of the early automation projects. So I'd say investing in automation will be a priority for us in 2025.

Noah Poponak Excellent.

William Lacey And Noah, if I just jump back in and talk a little bit about are we in the market there. As we – again, another key part of our framework is to offset dilution. You saw that in our third quarter. Woodward historically has been a heavy option house, and as a result, there's many members out there with our shares. So in the third quarter, you saw us buy about $300 million of shares, which equates to about 1.7 million shares. That was really to deal with dilution, as we saw record stock prices and with those options out there, that also created a lot of dilution.

Now when we bought those shares, it was towards the second half of Q3. So those 1.7 million, we only got credit for about half of that. So that pretty much just sort of offset the dilution that we saw in the quarter. As we head into Q4, we will get credit for that full 1.7 million. So that's why you saw us hold our guide of 62 million.

Chip at the end of Q2 mentioned that we were going to prioritize share repurchases. We saw as we just talked about, we did that in Q3. So in Q4, we had a plan to be in the market. So yes, we have been in the market buying shares in Q4.

Noah Poponak Yes. I recall there were questions on the earnings call about the share count math. I guess every reported period is a weighted average. So anytime you're buying back stock later in the period you don't reflect the full number for the weighted average of the period. So I assume that was the explanation for the 3Q kind of sequentially the same. Then if you simply take 4Q, even slightly below 62 million, you would average 62 million for the year because 2Q and 3Q were above 62 million?

William Lacey That's as simple as that. Yes.

Noah Poponak As simple as that. Now will 4Q be 1.7 million less than 3Q or some portion of that because some of that impacted 3Q?

William Lacey Yes. So again, we'll get full credit for the 1.7 million, and then we have to just look at the stock price, how that moves, and that will also -- the dilution there will also impact the share count. But again, we expect it to be in that 62 million range.

Noah Poponak Okay. So if 4Q is maybe kind of, I don't know sub 62 million, maybe closer to 61 million, that's kind of the exit rate and the entry rate of 1Q ’25. If you're buying back stock in the fourth quarter, if you -- absent major other capital calls on whether it's acquisitions or something else in '25, we could take the '25 share count to, I don't know maybe I'm getting ahead of myself here, but sub 61 million, I guess?

William Lacey Yes. We'll get -- we'll obviously get to that in our Q4 guide. Noah, but kind of the way you laid out, it is logical. But again, we've got to see where that stock price ends up, how that impacts the options and dilution. But I don't disagree with sort of your line of logic here.

Charles Blankenship Yes. I'd say the one other item would be option exercises. That would be another variable that would create full weighted value for the option. So lots of moving parts, Noah. But I think between the two of you, you kind of put a bound around it.

Noah Poponak Right. Okay. Okay. Great.

Charles Blankenship (multiple speakers) acquisition?

Noah Poponak Yeah. Go ahead, guys.

Charles Blankenship So I think we do have an appetite for acquisition. I guess it's all relative, though. In my view, Woodward has historically been quite acquisitive. We completed four major acquisitions between '08 and 2018, and these brought us our electromechanical actuation business, our servo hydraulic flight controls business, thrust reverser actuation system and a large portion of our diesel fuel systems business, making Woodward much more than a fuel control company over that time period. The thought process that was used over these years in the past is relevant for us today and we add some refinements to it.

We've got a very active business development team, constantly identifying opportunities. But first and foremost, we're a controls company. We want to stay close to this core heritage. We’d like an acquisition to be accretive or at least have a path to it. We're not afraid of a fixer upper. But an acquisition has to bring something to the party for us. It must bring technology, better customer access, open up a new market or fill a gap in our product offering that's harder to fill organically than it is to acquire. Also having a high probability of providing a return to shareholder. That's the important sort of underscoring principle. And look, we have a great organic story. So we're being selective and focused on finding assets that will complement and support this organic story and strategy.

Noah Poponak That makes a ton of sense. And Chip, in your strategic planning ongoing process, are you always evaluating the current portfolio and the opposite of acquiring new and the possibility of an asset that would maybe determine doesn't fit and is a divestiture candidate? Or would you say that's not really part of the picture right now? You're pretty happy with what you have?

Charles Blankenship Yes. We do that, Noah. In fact, we've been introducing more product management discipline into the company over this past year. We've identified as part of the -- part of that portfolio rationalization process in Industrial, we identified some product lines that we have divested of or in the process of divesting of. They're small. They're not material or not meaningful, but we're flexing that muscle and making sure that we've got an eye to managing a portfolio that's well positioned for profitable growth and good returns for shareholders.

Noah Poponak Okay. Great. Well, we're just two minutes prior to the hour, and I have exhausted all of my questions. So let me thank you both again for spending this time with us. I really appreciate it. This was a great conversation. I learned a lot. Always a pleasure to speak with you both. And Chip, I'll turn it back to you if there's anything we missed that you want to touch on, or any closing comments you'd like to provide?

Charles Blankenship Thanks, Noah. I'll just close with summarizing the strengths of our segments, which are well positioned now and for the future. Our members have delivered exceptional improvement over the last couple of years, as Bill and I both discussed today and they're energized to continue that trend, I can assure you. In Aerospace, we have a strong portfolio for growth. We're on the right customer platforms, and we're cranking up our margin expansion capability and our productivity trend is promising.

Not only that, we see a future mix tailwind post this 2026 Investor Day outlook that we've shared. In Industrial, the energy transition favors both our current and future next-generation products. Our product portfolio is well positioned to grow. We have plenty of opportunity to mine this productivity. And our lean transformation is not only delivering today, but we're learning about more opportunities as we make progress on this journey. So Noah, thanks again for hosting us today and thanks to all of you who joined us online.

William Lacey Thanks, Noah.

Noah Poponak Thank you, so much.